Exhibit 99.1

Contact: Lynn Pieper Lewis

415-937-5402

ir@entellusmedical.com

ENTELLUS MEDICAL NAMES BRENT MOEN

CHIEF FINANCIAL OFFICER

PLYMOUTH, MN. (May 23, 2016) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today announced the appointment of Brent Moen as Chief Financial Officer and Corporate Secretary, effective immediately. Thomas Griffin, the Company’s current CFO, is assuming the newly created position of Vice President of Finance and will remain with Entellus as an integral member of the management team supporting the overall business while assisting Mr. Moen in the transition.

“Brent has over 25 years of financial experience in leadership roles, and I am delighted to welcome him to the Entellus team. His proven public company experience and track record in high growth organizations will be invaluable to Entellus as we continue to advance our strategic objectives. In prior roles, Brent has been instrumental in driving financial direction, business development activities and broad corporate growth including international expansion,” said Robert White, President and Chief Executive Officer of Entellus Medical. “I also would like to thank Tom Griffin for his many contributions over the past decade and look forward to his continued success at Entellus.”

“I am thrilled to join the Entellus leadership team and am impressed by what the company has already accomplished,” said Brent Moen. “I look forward to contributing to the planning and execution of financial strategy as the Entellus team works to deliver on its commitment to bring technologies to the ENT market that will transform the patient and physician experience.”

Mr. Moen has more than 25 years of financial experience. Previously he served as Executive Vice President and Chief Financial Officer of ABRA Auto Body & Glass. During his tenure at ABRA, Mr. Moen was responsible for the company’s overall financial strategy including business development and raising capital.

Prior to his role at ABRA Auto Body & Glass, Mr. Moen served as Senior Vice President and Chief Financial Officer of Regis Corporation, a publicly traded company that owns, operates and franchises more than 9,500 hair salons in the United States and Internationally. Mr. Moen received his bachelor’s degree in accounting from the University of North Dakota and is a Certified Public Accountant (current status inactive).

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. The Entellus Medical platform of products provide effective and easy-to-use solutions to simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s three core product lines, XprESS™ Multi-Sinus Dilation Systems, MiniFESS™ Surgical Instruments, and FocESS™ Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify OR based treatment. Entellus Medical is committed to broadening its product portfolios with high-quality and purposeful innovations for the global ENT market. For more information, please visit the Company’s website at www.entellusmedical.com.